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Exhibit (e)(16)

TERMINATION AND WAIVER ACKNOWLEDGEMENT

        Effective as of, but subject to the consummation of, the merger of VGI Acquisition Corp. with and into Varsity Group Inc. (the "Company") pursuant to that certain Agreement and Plan of Merger, dated as of February 22, 2008 by and among VGI Holdings Corp., VGI Acquisition Corp. and the Company (the "Merger Agreement") and in consideration of the covenants and agreements contained in the Merger Agreement, the undersigned, being a director and/or officer of the Company, hereby certifies and acknowledges that I am not a party to any indemnification agreement between the undersigned on the one hand and the Company or any of its subsidiaries on the other (a "Separate Indemnification Contract") and hereby terminate and waive any and all rights under any such Separate Indemnification Contract (if any) that I entered into with the Company or any of its subsidiaries, including, but not limited to, the right to have the Company or any of its subsidiaries establish and fund a trust for my benefit thereunder; provided, however, that this Termination and Waiver Acknowledgment relates solely and exclusively to a Separate Indemnification Contract and does not in any manner whatsoever effect in any way any indemnification or contribution rights I may otherwise have now or at any time in the future against the Company and or any of its direct or indirect subsidiaries or affiliates including, without limitation, any right arising under (a) the certificate of incorporation, bylaws or other charter documents of the Company or any of its direct or indirect subsidiaries or affiliates; (b) Section 6.11 of the Merger Agreement; (c) any policy of insurance issued by any third party insurance company including, without limitation, one or more Executive and Organization Liability Insurance Policy issued by Illinois National Insurance Company; and (d) common law principles of indemnification and contribution. Notwithstanding the proviso in the prior sentence, in no event will the Company or any of its direct or indirect subsidiaries be required to establish any trust for the benefit of the undersigned.

[Name]
[Title]

February 22, 2008

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  Exhibit (e)(16)
TERMINATION AND WAIVER ACKNOWLEDGEMENT